AMENDED AND RESTATED

                          CERTIFICATE OF INCORPORATION

                                       OF

                        GENERAL DATACOMM INDUSTRIES, INC.

         General DataComm Industries, Inc., a Delaware corporation, hereby certifies as follows:

     The name of the corporation is General DataComm Industries, Inc. The name under which this corporation was originally incorporated is General DataComm Industries, Inc. and the date of filing of its original Certificate of Incorporation with the Secretary of State of the State of Delaware was January 28, 1969. The original Certificate of Incorporation was amended pursuant to a Restated Certificate of Incorporation filed with the Secretary of State of Delaware on June 9, 1988, by a Certificate of Amendment filed with the Secretary of State of the State of Delaware on March 5, 1990, and by Certificates of the Powers, Designation, Preferences, Rights and Limitations of Preferred Stock filed with the Secretary of State of the State of Delaware on September 27, 1996 and July 31, 2000. This Amended and Restated Certificate of Incorporation was duly adopted in accordance with ss.ss. 242, 245, and 303 of the Delaware General Corporation Law in accordance with a plan of reorganization of the corporation (the "Plan") approved by order of the United States Bankruptcy Court for the District of Delaware in In re: General DataComm Industries, Inc., Chapter 11 Case No. 01-11101(PJW), under Chapter 11 of the United States Bankruptcy Code (11 U.S.C. ss. 101 et seq.). The Certificate of Incorporation of this corporation is hereby amended and restated to read in its entirety as follows:

First:   The name of this corporation is General DataComm Industries, Inc.

Second: The registered office of the corporation in the State of Delaware is located at 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808 and the name of its registered agent at such address is The Prentice-Hall Corporation System, Inc.

Third:   The purpose of this corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.

Fourth: The aggregate number of shares of all classes of capital stock that this corporation shall have authority to issue is sixty-three million (63,000,000) shares consisting of: (i) fifty million (50,000,000) shares of common stock, $0.01 par value per share ("Common Stock"), (ii) ten million (10,000,000) shares of Class B Stock, $0.01 par value per share, (iii) eight hundred thousand
(800,000) shares of 9% Cumulative Convertible Exchangeable Preferred Stock, $1.00 par value per share (the "9% Preferred Stock"); (iv) two hundred thousand

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(200,000) shares of 5% Cumulative  Convertible  Preferred Stock, $1.00 par value per share (the "5% Preferred Stock") and (v) two million (2,000,000) shares of Preferred Stock, $1.00 par value per share ("Preferred Stock").

          Shares of Preferred Stock may be issued from time to time in one or more classes or one or more series within any class, and the Board of Directors of the corporation is hereby authorized, subject to the limitations provided by law, to establish and designate such classes or series of the Preferred Stock, to fix the number of shares constituting each class or series, and to fix by resolution or resolutions such designations, preferences, and relative, participating, optional, or other special rights and qualifications, limitations, or restrictions thereof, and to increase or decrease the number of shares constituting each class or series.

                           The  corporation  shall  not issue  nonvoting  equity
securities.

Fifth:   The dividend, voting, conversion and other rights of the Common Stock and Class B Stock shall be as follows:

(A) Dividends. Subject to the rights of the holders of Preferred Stock, and subject to any other provisions of this Certificate of Incorporation, as amended from time to time, holders of Common Stock and Class B Stock shall be entitled to receive such dividends and other distributions in cash, stock or property of the corporation as may be declared thereon by the Board of Directors from time to time out of assets or funds of the corporation legally available therefore, provided that in the case of cash dividends, if at any time a cash dividend is paid on the Common Stock, a cash dividend will also be paid on the Class B Stock in an amount per share of Class B Stock equal to 90% of the amount of the cash dividends paid on each share of the Common Stock (rounded down, if necessary, to the nearest one-hundredth of a cent), and provided, further, that in the case of dividends or other distributions payable in stock of the corporation other than Preferred Stock, including distributions pursuant to stock splits or divisions of stock of the corporation other than Preferred Stock, only shares of Common Stock shall be distributed with respect to Common Stock and only shares of Class B Stock in an amount per share equal to the amount per share paid with respect to the Common Stock shall be distributed with respect to Class B Stock, and that, in the case of any combination or reclassification of the Common Stock, the shares of Class B Stock shall also be combined or reclassified so that the number of shares of Class B Stock outstanding immediately following such combination or reclassification shall bear the same relationship to the number of shares outstanding immediately prior to such combination or reclassification as the number of shares of Common Stock outstanding immediately following such combination or reclassification bears to the number of shares of Common Stock outstanding immediately prior to such combination or reclassification.

(B)      Voting:

                           (1)      Subject to the provisions of Section (E) of
Article SIXTH and Article SEVENTH of this Amended and Restated Certificate of Incorporation, at every meeting of the stockholders, every holder of Common

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Stock  shall be entitled to one (1) vote in person or by proxy for each share of
Common Stock, standing in his name on the transfer books of the corporation and every holder of Class B Stock shall be entitled to one (1) vote in person or by proxy for each share of Class B Stock standing in his name on the transfer books of the corporation, except that each holder of Class B Stock shall be entitled to ten (10) votes per share on the election of any directors at any stockholders meeting (a) if more than fifteen percent (15%) of the shares of Common Stock outstanding on the record date for such meeting are beneficially owned by a person or group of persons acting in concert (unless such person or group is also the beneficial owner of a majority of the shares of Class B Stock on such record date), or (b) if a nomination for the Board of Directors is made by a person or group of persons acting in concert (other than the Board of Directors), provided that such nomination is not made by one or more holders of Class B Stock, acting in concert with each other, who beneficially own more than fifteen percent (15%) of the shares of Class B Stock outstanding on such record date.

                           (2)      The provisions of this Amended and Restated
Certificate of Incorporation shall not be modified, revised, altered or amended, repealed or rescinded in whole or in part, without the affirmative vote of the holders of a majority of the shares of the Common Stock and of a voting majority of the shares of the Class B Stock, each voting separately as a class, subject to such further limitations as may be imposed pursuant to Article SEVENTH.

                           (3)     The corporation may not effect or consummate:

                                    (a)     any merger or consolidation of the
corporation with or into any other corporation;

                                    (b)     any sale, lease, exchange or other
disposition of all or substantially all of the assets of the corporation to or with any other person; or

                                    (c)     any dissolution of the corporation,
unless and until such transaction is authorized by the vote, if any, required by Article SEVENTH of this Amended and Restated Certificate of Incorporation and by Delaware law; and unless and until such transaction is authorized by a majority of the voting power of the shares of Common Stock and of Class B Stock entitled to vote, each voting separately as a class, but the foregoing shall not apply to any merger or other transaction described in the preceding subparagraphs (a) and
(b) if the other party to the merger or other transaction is a Subsidiary of the corporation. For purposes of this paragraph (3), a "Subsidiary" is any corporation more than fifty percent (50%) of the voting securities of which are owned directly or indirectly by the corporation; and a "person" is any individual, partnership, corporation or entity.

                           (4)      Except for the issuance of Class B Stock (i)
pursuant to the exercise of any warrants to be issued under the Plan or (ii) pursuant to the corporation's stock and bonus plan provided for in the Plan, prior to December 31, 2003, the corporation may not effect the issuance of any

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additional  shares of Class B Stock (except in connection  with stock splits and stock dividends) unless and until such issuance is authorized by the holders of a majority of the voting power of the shares of Common Stock and of Class B Stock entitled to vote, each voting separately as a class.

                           (5)      Every reference in this Amended and Restated
Certificate of Incorporation to a majority or other proportion of shares of stock shall refer to such majority or other proportion of the votes of such shares of stock.

                           (6)      Except as may be otherwise required by law
or by this Article FIFTH, the holders of Common Stock and Class B Stock shall vote together as a single class, subject to any voting rights that may be granted to holders of Preferred Stock or pursuant to Article SEVENTH of this Amended and Restated Certificate of Incorporation.

(C)      Transfer.

                           (1)      No person holding shares of Class B Stock of
record (hereinafter called a "Class B Holder") may transfer, and the corporation shall not register the transfer of, such shares of Class B Stock, as Class B Stock, whether by sale, assignment, gift, bequest, appointment or otherwise, except to a Permitted Transferee and any attempted transfer of shares not permitted hereunder shall be converted into Common Stock as provided by subsection (4) of this Section (C). A Permitted Transferee shall mean, with respect to each person from time to time shown as the record holder of shares of Class B Stock:

                                    (a)     In the case of a Class B Holder who
is a natural person:

                                            (i)      The spouse of such Class B
Holder and any lineal ancestor and descendant of such spouse, any lineal ancestor or descendant of such Class B Holder's parents, including adopted children and any spouse of such lineal descendant or ancestor and such spouse's lineal ancestors and descendants (which ancestors and descendants, their spouses and any lineal ancestors and descendants of such spouse, the Class B Holder, and his or her spouse are herein collectively referred to as "Class B Holder's Family Members");

                                            (ii)     The trustee of a trust
(including a voting trust) principally for the benefit of such Class B Holder, such Class B Holder's Family Members and/or one or more of his or her other Permitted Transferees described in each subparagraph of this paragraph (a) other than this subparagraph (ii), provided that such trust may also grant a general or special power of appointment to one or more of such Class B Holder's Family Members and may permit trust assets to be used to pay taxes, legacies and other obligations of the trust or of the estate of one or more of such Class B Holder's Family Members payable by reason of the death of any of such Family Members;

                                            (iii)    A corporation if a majority
of the  beneficial  ownership of outstanding  capital stock of such  corporation

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that is  entitled  to vote for the  election  of  directors  is owned  by,  or a partnership if a majority of the beneficial ownership of the partnership is held by, the Class B Holder or his or her Permitted Transferees determined under this paragraph (a), provided that if by reason of any change in the ownership of such stock or partnership interests, such corporation or partnership would no longer qualify as a Permitted Transferee, all shares of Class B Stock then held by such corporation or partnership shall, upon the election of the corporation given by written notice to such corporation or partnership, without further act on anyone's part, be converted into shares of Common Stock effective upon the date of the giving of such notice, and stock certificates formerly representing such shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock; and

                                       (iv)  The estate of such Class B Holder.

                                    (b)     In the case of a Class B Holder
holding the shares of Class B Stock in question as trustee pursuant to a trust (other than a trust described in paragraph (c) below), "Permitted Transferee" means (i) any person transferring Class B Stock to such trust and (ii) any Permitted Transferee of any such transferor determined pursuant to paragraph (a) above.

                                    (c)     In the case of a Class B Holder
holding the shares of Class B Stock in question as trustee pursuant to a trust that was irrevocable on the record date (hereinafter in this Section (C) called the "Record Date") for determining the persons to whom the Class B Stock is first issued by the corporation, "Permitted Transferee" means (i) any person to whom or for whose benefit principal may be distributed either during or at the end of the term of such trust whether by power of appointment or otherwise and
(ii) any Permitted Transferee of any such person determined pursuant to paragraph (a) above.

                                    (d)     In the case of a Class B Holder that
is a corporation or partnership acquiring record and beneficial ownership of the shares of Class B Stock in question upon its initial issuance by the corporation, "Permitted Transferee" means (i) any partner of such partnership, or stockholder of such corporation, on the Record Date, (ii) any person transferring such shares of Class B Stock to such corporation or partnership, and (iii) any Permitted Transferee of any such person, partner, or stockholder referred to in clauses (i) and (ii) of this paragraph (d), determined under paragraph (a) above.

                                    (e)     In the case of a Class B Holder that
is a corporation or partnership (other than a corporation or partnership described in paragraph (d) above) holding record and beneficial ownership of the shares of Class B Stock in question, "Permitted Transferee" means (i) any person transferring such shares of Class B Stock to such corporation or partnership and
(ii) any Permitted Transferee of any such transferor  determined under paragraph
(a) above.

                                    (f)     In the case of a Class B Holder that
is the estate of a deceased Class B Holder,  or that is the estate of a bankrupt

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or insolvent Class B Holder,  that holds record and beneficial  ownership of the shares of Class B Stock in question, "Permitted Transferee" means a Permitted Transferee of such deceased, bankrupt or insolvent Class B Holder as determined pursuant to paragraph (a), (b), (c), (d) or (e) above, as the case may be.

                           (2)      Notwithstanding anything to the contrary set
forth herein, any Class B Holder may pledge such Holder's shares of Class B Stock to a pledgee pursuant to a bona fide pledge of such shares as collateral security for indebtedness due to the pledgee, provided that such shares shall not be transferred to or registered in the name of the pledgee and shall remain subject to the provisions of this Section (C). In the event of foreclosure or other similar action by the pledgee, such pledged shares of Class B Stock may only be transferred to a Permitted Transferee of the pledgor or converted into shares of Common Stock, as the pledgee may elect.

                           (3)      For purposes of this Section (C):

                                    (a)     The relationship of any person that
is derived by or through legal adoption shall be considered a natural one.

                                    (b)     Each joint owner of shares of Class
B Stock shall be considered a "Class B Holder" of such shares.

                                    (c)     A minor for whom shares of Class B
Stock are held pursuant to a Uniform Gifts to Minors Act, Uniform Transfers to Minors Act or similar law shall be considered a Class B Holder of such shares.

                                    (d)     Unless otherwise specified, the term
"person" means both natural persons and legal entities.

                                    (e)     Without derogating from the election
conferred upon the corporation pursuant to subparagraph (iii) of paragraph (a) above, each reference to a corporation shall include any successor corporation resulting from merger or consolidation and each reference to a partnership shall include any successor partnership resulting from the death or withdrawal of a partner.

                           (4)      Any transfer of shares of Class B Stock not
permitted hereunder shall result in the conversion of the transferee's shares of Class B Stock into shares of Common Stock, effective as of the date on which certificates representing such shares are presented for transfer on the books of the corporation. The corporation may, in connection with preparing a list of stockholders entitled to vote at any meeting of stockholders, or as a condition to the transfer or the registration of shares of Class B Stock on the corporation's books, require the furnishing of such affidavits or other proof as it deems necessary to establish that any person is the beneficial owner of shares of Class B Stock or is a Permitted Transferee.

                           (5)      At any time when the  number of outstanding
shares of Class B Stock as reflected on the stock transfer books of the corporation falls below one percent (1%) of the aggregate number of the issued

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and outstanding shares of the Common Stock and Class B Stock of the corporation, or the Board of Directors and the holders of a majority of the outstanding shares of Class B stock approve the conversion of all of the Class B Stock into Common Stock, then, immediately upon the occurrence of either such event, the outstanding shares of Class B Stock shall be converted into shares of Common Stock. In the event of such a conversion, certificates formerly representing outstanding shares of Class B Stock shall thereupon and thereafter be deemed to represent the like number of shares of Common Stock.

                           (6)      Shares of Class B Stock shall be registered
in the names of the beneficial owners thereof and not in "street" or "nominee" name. For this purpose, a "beneficial owner" of any shares of Class B Stock shall mean a person who, or an entity that, possesses the power, either singly or jointly, to direct the voting or disposition of such shares. The corporation shall note on the certificates for shares of Class B Stock the restrictions on transfer and registration of transfer imposed by this Section (C).

(D)      Conversion Rights.

                           (1)      Subject to the terms and conditions of this
Section (D), each share of Class B Stock shall be convertible at any time or from time to time, at the option of the respective holder thereof, at the office of any transfer agent for Class B Stock, and at such other place or places, if any, as the Board of Directors may designate, or if the Board of Directors shall fail so to designate, at the principal office of the corporation (attention of the Secretary of the corporation), into one (1) fully paid and nonassessable share of Common Stock. Upon conversion, the corporation shall make no payment or adjustment on account of dividends accrued or in arrears on Class B Stock surrendered for conversion or on account of any dividends on the Common Stock issuable on such conversion. Before any holder of Class B Stock shall be entitled to convert the same into Common Stock, he shall surrender the certificate or certificates for such Class B Stock at the office of said transfer agent (or other place as provided above), which certificate or certificates, if the corporation shall so request, shall be duly endorsed to the corporation or in blank or accompanied by proper instruments of transfer to the corporation or in blank) (such endorsements or instruments of transfer to be in form satisfactory to the corporation), and shall give written notice to the corporation at said office that he elects so to convert said Class B Stock in accordance with the terms of this Section (D), and shall state in writing therein the name or names in which he wishes the certificate or certificates for Common Stock to be issued. Every such notice of election to convert shall constitute a contract between the holder of such Class B Stock and the corporation, whereby the holder of such Class B Stock shall be deemed to subscribe for the amount of Common Stock that such holder shall be entitled to receive upon such conversion, and, in satisfaction of such subscription, to deposit the Class B Stock to be converted and to release the corporation from all liability thereunder, and thereby the corporation shall be deemed to agree that the surrender of the certificate or certificates therefore and the extinguishment of liability thereon shall constitute full payment of such subscription for Common Stock to be issued upon such conversion. The corporation will as soon as practicable after such deposit of a certificate or certificates for Class B Stock, accompanied by the written notice and the statement above

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prescribed,  issue and  deliver at the office of said  transfer  agent (or other place as provided above) to the person for whose account such Class B Stock was so surrendered, or to his nominee or nominees, a certificate or certificates for the number of full shares of Common Stock to which he shall be entitled as aforesaid. Subject to the provisions of subsection (3) of this Section (D), such conversion shall be deemed to have been made as of the date of such surrender of the Class B Stock to be converted; and the person or persons entitled to receive the Common Stock issuable upon conversion of such Class B Stock shall be treated for all purposes as the record holder or holders of such Common Stock on such date.

                           (2)      The issuance of certificates for shares of
Common Stock upon conversion of shares to Class B Stock shall be made without charge for any stamp or other similar tax in respect of such issuance. However, if any such certificate is to be issued in a name other than that of the holder of the share or shares of Class B Stock converted, the person or persons requesting the issuance shall pay to the corporation the amount of any tax that may be payable in respect of any transfer involved in such issuance or shall establish to the satisfaction of the corporation that such tax has been paid.

                           (3)      The corporation shall not be required to
convert Class B Stock, and no surrender of Class B Stock shall be effective for that purpose, while the stock transfer books of the corporation are closed for any purpose; but the surrender of Class B Stock for conversion during any period while such books are so closed shall become effective for conversion immediately upon the reopening of such books, as if the conversion had been made on the date such Class B Stock was surrendered.

                           (4)      The corporation covenants that it will at
all times reserve and keep available, solely for the purpose of issue upon conversion of the outstanding shares of Class B Stock, such number of shares of Common Stock as shall be issuable upon the conversion of all such outstanding shares, provided that nothing contained herein shall be construed to preclude the corporation from satisfying its obligations in respect of the conversion of the outstanding shares of Class B Stock by delivery of shares of Common Stock that are held in the treasury of the corporation. The corporation covenants that if any shares of Common Stock, required to be reserved for purposes of conversion hereunder, require registration with or approval of any governmental authority under any federal or state law before such shares of Common Stock may be issued upon conversion, the corporation will use its best efforts to cause such shares to be duly registered or approved, as the case may be. The corporation will endeavor to list the shares of Common Stock required to be delivered upon conversion prior to such delivery upon each national securities exchange, if any, upon which the outstanding Common Stock is listed at the time of such delivery. The corporation covenants that all shares of Common Stock that shall be issued upon conversion of the shares of Class B Stock, will, upon issue, be fully paid and nonassessable and not entitled to any preemptive rights.

(E) Liquidation Rights. In the event of any dissolution, liquidation or winding up of the affairs of the corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the corporation, the holders of each series of Preferred Stock shall be entitled to receive, out of the net assets of the corporation, an amount for each share equal to the amount fixed and determined by the Board of Directors in any

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resolution or resolutions providing for the issuance of any particular series of
Preferred Stock, plus an amount equal to all dividends accrued and unpaid on shares of such series to the date fixed for distribution, and no more, and the holders of the 9% Preferred Stock shall be entitled to receive out of the net assets of the corporation such amounts as are described in Article SIXTH of this Amended and Restated Certificate of Incorporation, and no more, before any of the assets of the corporation shall be distributed or paid over to the holders of Common Stock and Class B Stock. After payment in full of said amounts to the holders of the 9% Preferred Stock and the Preferred Stock of all series, the remaining assets and funds of the corporation shall be divided among and paid ratably to the holders of Common Stock and Class B Stock (considered for this purpose as one class). If, upon such dissolution, liquidation or winding up, the assets of the corporation distributable as aforesaid among the holders of the 9% Preferred Stock and the Preferred Stock of all series shall be insufficient to permit full payment to them of said preferential amounts, then such assets shall be distributed among such holders, first in the order of their respective preferences, and second, as to such holders who are next entitled to such assets and who rank equally with regard to such assets, ratably in proportion to the respective total amounts that they shall be entitled to receive as provided in this Section (E). A merger or consolidation of the corporation with or into any other corporation or a sale or conveyance of all or any part of the assets of the corporation (that shall not in fact result in the liquidation of the corporation and the distribution of assets to stockholders) shall not be deemed to be a voluntary or involuntary liquidation or dissolution or winding up of the corporation within the meaning of this Section (E).

Sixth:   Preferred Stock

                  I. The preference, dividend, voting, conversion and other rights of the 9% Preferred Stock shall be as follows:

(A) Designation of Issue. The distinctive designation of the series shall be "9% Cumulative Convertible Exchangeable Preferred Stock" (hereinafter referred to as this "Series").

(B)      Dividends

                           (1)      The annual rate of dividends payable on each
share of this Series shall be $2.25 per share.

                           (2)      Dividends shall be payable in cash,
quarterly on the last day of March, June, September and December of each year, commencing December 31, 1996 (each such date hereinafter referred to as a "Dividend Payment Date"), except that if such date is not a Business Day (as hereinafter defined), then such dividend shall be payable on the next succeeding calendar day that is a Business Day. The amount of dividends payable on shares of this Series for each full quarterly dividend period shall be computed by dividing by four the annual rate per share forth in subsection (1) of this Section (B). Dividends payable on shares of this Series for the initial dividend period and dividends payable for any period less than a full quarterly period

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shall be  computed  on the basis of a  360-day  year of  twelve  30-day  months.
Dividends shall be payable quarterly in arrears on March 31, June 30, September 30, and December 31 of each year, commencing December 31, 1996, except that if any such date is not a business day in New York City then such dividend shall be payable on the next such succeeding business day (each such date on which a dividend is payable is a "Dividend Payment Date"). Dividends shall be payable to holders of record of the 9% Preferred Stock as they appear on the books of the transfer agent of the corporation on such respective dates as may be fixed by the Board of Directors of the corporation in advance of the payment of each particular dividend, provided that holders of shares of 9% Preferred Stock called for redemption on a redemption date falling between a dividend payment record date and the Dividend Payment date shall, in lieu of receiving such dividend payment on the Dividend Payment Date fixed therefore, receive such dividend payment together with all other accumulated and unpaid dividends, if any, on the date fixed for redemption (unless such holders convert such shares in accordance with this resolution, in which case such holders shall receive such payment on the corresponding dividend payment date.

                           (3)      Dividends payable on shares of this Series
will  be  cumulative  and  shall   accumulate   from  date  of  original  issue.
Accumulations of dividends shall not bear interest.

                           (4)      So long as any shares of this Series are
outstanding, no dividend (other than a dividend payable in Common Stock or other stock of the corporation ranking junior to this Series as to dividends and upon liquidation (collectively, the "Junior Stock")) shall be declared or paid or set aside for payment, and no other distribution shall be declared or made, upon the Junior Stock or upon any other stock of the corporation ranking on a parity with this Series as to dividends or upon liquidation, nor shall any Junior Stock nor any other stock of the corporation ranking on a parity with this Series as to dividends or upon liquidation be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any shares of any such stock) by the corporation (except by conversion into or exchange for Junior Stock of the corporation), unless, in each case, the full cumulative dividends on all outstanding shares of this Series shall have been paid or contemporaneously are declared and paid through the last Dividend Payment Date. Should dividends not be paid in full upon the shares of this Series and any other preferred stock ranking on a parity as to dividends with this Series, all dividends declared upon shares of this Series and any other stock of the corporation ranking on a parity as to dividends with this Series shall be declared pro rata, so that the amount of dividends declared per share on this Series and such other preferred stock shall in all cases bear to each other the same ratio that accumulated dividends per share on the shares of this Series and such other stock bear to each other. Holders of shares of this Series shall not be entitled to any dividends, whether payable in cash, property or stock, in excess of full cumulative dividends, as herein provided, on this Series. No interest, or sum of money in lieu of interest shall be payable in respect of any dividend payment or payments on this Series that may be in arrears.

(C)      Redemption

                           (1)      The corporation, at the option of the Board
of Directors,  may,  subject to the provisions of subsection (6) of this Section
(C), redeem at any time or from time to time, all or any part of the outstanding shares of this Series. The redemption price of each share of this Series called for redemption shall be $25.00, together with accumulated and unpaid dividends to the date fixed for redemption.

                           (2)      In the event that fewer than all the
outstanding shares of this Series are to be redeemed, the number of shares to be redeemed shall be determined by the Board of Directors, and the shares to be redeemed shall be determined by lot or by any other method as may be determined by the Board of Directors in its sole discretion to be equitable.

                           (3)      In the event the corporation shall redeem
shares of this Series, notice of such redemption shall be given by first class mail, postage prepaid, mailed not less than thirty (30) nor more than sixty (60) days prior to the redemption date, to each record holder of the shares to be redeemed, at such holder's address as the same appears on the books of the corporation. Each such notice shall state: (a) the redemption date; (b) the total number of shares of this Series to be redeemed and, if fewer than all the shares held by such holder are to be redeemed, the number of such shares to be redeemed from such holder; (c) the redemption price; (d) the place or places where certificates for such shares are to be surrendered for payment of the redemption price and any requirements as to endorsement of assignment for transfer; (e) that dividends on the shares to be redeemed will cease to accrue on such redemption date; and (f) the conversion rights of the shares to be redeemed, the period within which conversion rights may be exercised, and the conversion rate at the time applicable.

                           (4)      If notice shall have been given as provided
in subsection (3) and the corporation shall have provided monies at the time and place specified for the payment of the redemption price pursuant to such notice, including any accrued and unpaid dividends to and including the date fixed for redemption, then from and after the redemption date, dividends on the shares of this Series so called for redemption shall cease to accrue, such shares shall no longer be deemed to be outstanding, and all rights of the holders thereof as stockholders of the corporation (except the right to receive from the corporation the redemption price without interest thereon) shall cease. Upon surrender (in accordance with the notice) of the certificates for any shares so redeemed (properly endorsed or assigned for transfer, if the Board of Directors of the corporation shall so require and the notice shall so state), such shares shall be redeemed by the corporation at the redemption price set forth in subsection (1). In case fewer than all the shares represented by any such certificate are to be redeemed, a new certificate shall be issued representing the unredeemed shares, without cost to the holder thereof.

                           (5)      Any shares of this Series that have been
redeemed shall, after such redemption, have the status of authorized but unissued shares of Preferred Stock, without designation as to series, until such shares are once more designated as part of a particular series by the Board of Directors.

                           (6)      Notwithstanding the foregoing provisions of
this Section (C), unless the full cumulative dividends on all outstanding shares of this Series and any other Preferred Stock ranking on a parity with this Series shall have been paid or contemporaneously are declared and paid for all past dividend periods through the last Dividend Payment Date, no shares of this Series shall be redeemed, and the corporation shall not purchase or otherwise acquire any shares of this Series.

(D)      Conversion Rights

                           (1)      Each holder of a share of this Series shall
have the right, at any time, or, as to any share of this Series called for redemption or exchange, prior to the close of business on the date fixed for such redemption or exchange, to convert such share into fully paid and nonassessable shares of Common Stock of the corporation at a rate of 1.8315 shares of Common Stock for each share of this Series, subject to adjustment as provided in this Section (D). For this purpose, except as the context may otherwise require, the relationship between the "conversion rate" and the "conversion price" shall be established by formula such that the conversion price shall equal $25.00 divided by the conversion rate.

                           (2)      If any shares of this Series are surrendered
for conversion subsequent to the record date preceding a Dividend Payment Date but on or prior to such Dividend Payment Date (except shares called for redemption on a redemption date between such record date or Dividend Payment
Date), the registered holder of such shares at the close of business on such record date shall be entitled to receive the dividend payable on such shares on such Dividend Payment Date notwithstanding the conversion thereof. However, the shares of this Series so surrendered for conversion subsequent to the record date and prior to the Dividend Payment Date (other than shares called for redemption or exchange on a redemption date or exchange date in such period) must be accompanied by payment of an amount equal to the dividend payment to be received on such Dividend Payment Date with respect to such shares surrendered for conversion; provided, however, no such payment need be made if, at the time for conversion, dividends payable on the shares of this Series are in arrears for more than thirty (30) days beyond the previous Dividend Payment Date. Except as provided above, the corporation shall make no payment or allowance for unpaid dividends, whether or not in arrears, on converted shares, or for dividends on the shares of Common Stock issued upon such conversion.

                           (3)      The corporation shall not be required, in
connection with any conversion of shares of this Series, to issue a fraction of a share of its Common Stock, but in lieu thereof the corporation shall, subject to paragraph (g) of subsection (6), make a cash payment (calculated to the nearest cent) equal to such fraction multiplied by the Closing Price of the Common Stock on the last Trading Day prior to the date of conversion.

                           (4)      Any holder of shares of this Series electing
to convert such shares into Common Stock shall surrender the certificate or certificates for such shares at the office of the Transfer Agent therefore (or at such other place as the corporation may designate by notice to the holders of shares of this Series) during regular business hours, duly endorsed to the corporation or in blank, or accompanied by instruments of transfer to the corporation or in blank, in form satisfactory to the corporation, and shall give written notice to the corporation at such office that such holder elects to convert such shares of this Series. The corporation shall, as soon as practicable (subject to paragraph (f) of subsection (6) hereof) after such deposit of certificates for shares of this Series, accompanied by the written notice above described and the payment of cash in the amount required by subsection (2), issue and deliver at such office to the holder for whose account such shares were surrendered, or to his nominee, certificates representing the number of shares of Common Stock and the cash, if any, to which such holder is entitled upon such conversion.

                           (5)      Conversion shall be deemed to have been made
as of the date of surrender of certificates for the shares of the Series to be converted, and the giving of written notice and payment, as prescribed in subsections (2) and (4); and the person entitled to receive the Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such Common Stock on such date. The corporation shall not be required to deliver certificates for shares of its Common Stock while the stock transfer books for such stock or for this Series are duly closed for any purpose, but certificates for shares of Common Stock shall be issued and delivered as soon as practicable after the opening of such books.

                           (6)      The conversion rate shall be adjusted from
time to time as follows:

                                    (a)     In case the corporation shall, at
any time or from time to time while any of the shares of this Series are outstanding, (i) issue shares of its Common Stock as a dividend or distribution on the Common Stock, (ii) subdivide its outstanding shares of Common Stock, or
(iii) combine its outstanding shares of Common Stock into a smaller number of shares, the conversion price and the conversion rate in effect immediately prior to such action shall be adjusted so that the holder of any shares of this Series thereafter surrendered for conversion shall be entitled to receive the number of shares of capital stock of the corporation that such holder would have owned or have been entitled to receive immediately following such action had such shares of this Series been converted immediately prior thereto. An adjustment made pursuant to this paragraph (a) shall become effective retroactively to immediately after the opening of business on the day following the record date in the case of a dividend and shall become effective immediately after the opening of business on the day following the effective date in the case of a subdivision or combination. If, as a result of an adjustment made pursuant to this paragraph (a), the holder of any shares of this Series thereafter surrendered for conversion shall become entitled to receive shares of two or more classes of capital stock of the corporation, the Board of Directors (whose determination shall be conclusive) shall determine the allocation of the adjusted conversion price and/or conversion rate between or among shares of such classes of capital stock.

                                    (b)     In case the corporation shall, at
any time or from time to time while any of the shares of this Series are outstanding, issue rights, options or warrants to all holders of shares of its Common Stock entitling them to subscribe for or acquire shares of Common Stock (or securities convertible into or exchangeable for Common Stock) at a price per share less than the current Market Price per share of Common Stock (as defined in paragraph (d) of this subsection (6)), at such record date, the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of issuance of such rights or warrants by a fraction, the numerator of which shall be the number of shares of Common Stock outstanding immediately prior to the date of issuance of such rights, options or warrants plus the number of additional shares of Common Stock offered for subscription or purchase, and the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the date of issuance of such rights, options or warrants plus the number of shares that the aggregate offering price of the total number of shares so offered would purchase at such current Market Price. For the purposes of this paragraph (b), the issuance of rights, options or warrants to subscribe for or purchase securities convertible into Common Stock shall be deemed to be the issuance of rights, options or warrants to purchase the shares of Common Stock into which such securities are convertible at an aggregate offering price equal to the aggregate offering price of such securities plus the minimum aggregate amount (if any) payable upon conversion of such securities into shares of Common Stock; provided, however, that if all of the shares of Common Stock subject to such rights, options or warrants have not been issued when such rights, options or warrants expire, then the conversion price shall promptly be readjusted to the conversion price that would then be in effect had the adjustment upon the issuance of such rights or warrants been made on the basis of the actual number of shares of Common Stock issued upon the exercise of such rights, options or warrants. An adjustment made pursuant to this paragraph (b) shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such rights, options or warrants.

                                    (c)     In case the corporation shall, at
anytime or from time to time while any of the shares of this Series are outstanding, distribute to all holders of Shares of its Common Stock evidences of its indebtedness or securities or assets (excluding cash dividends payable out of consolidated earnings or retained earnings or dividends payable in shares of Common Stock) or rights, options or warrants to subscribe for securities of the corporation or any of its subsidiaries (excluding those referred to in paragraph (b)),then in each such case the conversion rate shall be adjusted so that it shall equal the rate determined by multiplying the conversion rate in effect immediately prior to the date of such distribution by a fraction, the numerator of which shall be the current Market Price per share (determined as provided in paragraph (d)) of the Common Stock on the record date referred to below, and the denominator of which shall be such current Market Price per share of the Common Stock less the then fair market value (as determined by the Board of Directors of the corporation, whose determination shall be conclusive) of the portion of the assets or evidences of indebtedness or securities or assets so distributed or of such subscription rights, options or warrants applicable to one share of Common Stock. Such adjustment shall become effective retroactively immediately after the record date for the determination of stockholders entitled to receive such distribution.

                                    (d)     For the purpose of any computation
under paragraphs (b) and (c) of this subsection (6), the current Market Price of a share of Common Stock (the "Market Price") on any date shall be the average of the daily Closing Prices for ten (10) consecutive Trading Days before the day in question.

                                    (e)     The corporation shall be entitled to
make such additional adjustments in the conversion price, in addition to those required by paragraphs (a), (b) and (c) of this subsection (6), as shall be necessary in order that any dividend or distribution in shares of stock, subdivision or combination of shares of Common Stock, issuance of rights, options or warrants, evidences of indebtedness or assets (other than cash dividends payable out of consolidated earnings or retained earnings) referred to above, shall not be taxable to the Stockholders.

                                    (f)     In any case in which this subsection
(6) shall require that an adjustment be made retroactively immediately following a record date, the corporation may elect to defer (but only for five (5) Business Days following the filing of the statement referred to in paragraph
(h)) issuing to the holder of any shares of this Series converted after such record date (i) the shares of Common Stock and other capital stock of the corporation issuable upon such conversion over and above (ii) the shares of Common Stock and other capital stock of the corporation issuable upon such conversion on the basis of the conversion rate prior to adjustment.

                                    (g)     Notwithstanding any other provisions
of this subsection (6), the corporation shall not be required to make any adjustment of the conversion rate unless such adjustment would require an increase or decrease of at least one percent (1%) in such rate. However, an adjustment not made shall be carried forward and shall be made at the time of and together with the next subsequent adjustment that, together with any adjustment or adjustments so carried forward, shall amount to an increase or decrease of at least one percent (1%) in such rate.

                                    (h)     Whenever an adjustment in the
conversion rate is required, the corporation shall forthwith place on file with its Transfer Agent a statement signed by its Chief Executive Officer, Chief Financial Officer, Chief Operating Officer or a Senior Vice President and by its Secretary, Assistant Secretary or Treasurer, stating the adjusted conversion rate determined as provided herein. Such statements shall set forth in reasonable detail such facts as shall be necessary to show the reason and the manner of computing such adjustment. Promptly after the adjustment of the conversion rate, the corporation shall mail a notice thereof to each holder of shares of this Series briefly stating the facts requiring the adjustment and the manner of computing it.

                                    (i)     As used in this subsection (6), the
term "Common Stock" means the corporation's Common Stock, $.01 par value, as the same exists on the date of this Amended and Restated Certificate of Incorporation or any other class of stock resulting from successive changes or reclassifications of such Common Stock consisting solely of changes in par value, or from par value to no par value, or from no par value to par value. In the event that at any time as a result of an adjustment made pursuant to paragraph (a) of this subsection (6), the holder of any share of this Series thereafter surrendered for conversion shall become entitled to receive any shares of the corporation other than shares of the corporation's Common Stock, the conversion rates of such other shares so receivable upon conversion of any share shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to Common Stock contained in paragraphs (a) through (h) of this subsection (6), and the provisions of subsections (1) through (5) and (7) through (11) of Section (D) with respect to the Common Stock shall apply on like or similar terms to any such other shares.

                           (7)      In case of (a) any reclassification or
change of outstanding shares of Common Stock issuable upon conversion of shares of this Series (other than a change in par value or from par value to no par value or from no par value to par value, or as a result of a subdivision or combination), or (b) any consolidation or merger of the corporation with or into one or more other corporations (other than a consolidation or merger in which the corporation is the continuing corporation and that does not result in any reclassification or change of outstanding shares of Common Stock issuable upon conversion of shares of this Series), or (c) any sale or conveyance to another corporation or other entity of all or substantially all of the assets of the corporation, then, subject to the applicable rights of the holders upon a Change in Control (as hereinafter defined), the corporation, or such successor corporation or other entity, as the case may be, shall make appropriate provision so that the holder of each share of this Series then outstanding shall have the right to receive on conversion the consideration that the holder would have received had he converted immediately prior to such event. The provisions of this subsection (7) shall apply similarly to successive consolidations, mergers, sales or conveyances.

                           (8)      Any shares of this Series that shall at any
time have been converted shall, after such conversion, have the status of authorized but unissued shares of Preferred Stock, without designation as to series until such shares are once more designated as part of a particular series by the Board of Directors. The corporation shall at all times reserve and keep available out of its authorized but unissued stock, for the purpose of effecting the conversion of the shares of this Series, such number of its duly authorized shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of this Series; provided, however, that nothing contained herein shall preclude the corporation from satisfying its obligations in respect of the conversion of the shares by delivery of purchased shares of Common Stock that are held in the treasury of the corporation.

                           (9)      If any shares of Common Stock required to be
reserved for purposes of conversion of shares of this Series hereunder require registration with or approval of any governmental authority before such shares may be issued upon conversion, the corporation shall cause such shares to be duly registered or approved, as the case may be. The corporation will use its reasonable best efforts to list the shares of Common Stock required to be delivered upon conversion of shares of this Series prior to such delivery upon each national securities exchange upon which the outstanding Common Stock is listed at the time of such delivery.

                           (10)     The corporation shall pay any and all issue
or other taxes that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of this Series pursuant hereto. The corporation shall not, however, be required to pay any tax that is payable in respect of any transfer involved in the issue or delivery of Common Stock in a name other than that in which the shares of this Series so converted were registered, and no such issue or delivery shall be made unless and until the person requesting such issue has paid to the corporation the amount of such tax, or has established, to the satisfaction of the corporation, that such tax has been paid.

                           (11)     Before taking any action that would result
in the conversion price being less than the then par value of the Common Stock, the corporation shall take any corporate action that may, in the opinion of its counsel, be necessary in order that the corporation may validly and legally issue fully paid and nonassessable shares of Common Stock at the conversion price.

(E)      Voting

                           (1)      Except as indicated below or as required by
the Delaware General Corporation Law, the shares of this Series shall not have voting rights. The shares of this Series shall nonetheless have the following voting rights:

                                    (a)     If and whenever at any time or times
dividends payable on shares of this Series shall have been in arrears and unpaid in an aggregate amount equal to or exceeding the amount of dividends payable thereon for six (6) quarterly dividend periods, then the holders of shares of this Series shall have the right, voting separately as a class with any other series of preferred stock so entitled as provided in the certificate of designation of such series, to elect two (2) directors of the corporation, such directors to be in addition to the number of directors constituting the Board of Directors immediately prior to the accrual of such right, the remaining directors to be elected by the other class or classes of stock entitled to vote therefor at each meeting of stockholders held for the purpose of electing directors. So long as the corporation's Board of Directors is divided into classes as provided in Article SEVENTH of this Amended and Restated Certificate of Incorporation, the two (2) directors of the corporation so elected by the holders of shares of this Series and of such other series of Preferred Stock so entitled shall be elected to the two (2) classes with the longest remaining terms.

                                    (b)     Such voting right may be exercised
initially either at a special meeting of the holders of the 9% Preferred Stock having such voting right, called as hereinafter provided, or at any annual meeting of stockholders held for the purpose of electing directors, and thereafter at each such annual meeting. The right of the holders of this Series to vote for the election of such members of the Board of Directors of the corporation as aforesaid shall continue until such time as all dividends accumulated on the shares of this Series shall have been paid in full, at which time such voting right of the holders of this Series shall terminate and, if such voting right of the holders of this Series and all other series of Preferred Stock so entitled shall have terminated, subject to the requirements of the Delaware General Corporation Law, the term of the directors elected pursuant to paragraph (a) of subsection (1) hereof shall terminate, subject to revesting on the basis set forth in said paragraph (a).

                                    (c)     At any time when such voting right
shall have vested in holders of this Series, and if such right shall not already have been initially exercised, a proper officer of the corporation shall, upon the written request of the record holders of ten percent (10%) in number of shares of this Series then outstanding, addressed to the Secretary of the corporation, call a special meeting of the holders of this Series and of any other class or classes of stock having voting power with respect to the election of such directors. Such meeting shall be held at the earliest practicable date upon the notice required for annual meetings of stockholders at the place for holding annual meetings of stockholders of the corporation or, if none, at a place designated by the Board of Directors. If such meeting is not called by the proper officers of the corporation within thirty (30) days after the personal service of such written request upon the Secretary of the corporation, or within thirty-five (35) days after mailing the same within the United States of America, by registered mail, addressed to the Secretary of the corporation at its principal office (such mailing to be evidenced by the registry receipt issued by the postal authorities), then the record holders of ten percent (10%) in number of shares of this Series then outstanding may designate in writing one of their number to call such meeting at the expense of the corporation, and such meeting may be called by such person so designated upon the notice required for annual meetings of stockholders and shall be held at the same place as is elsewhere provided for in this paragraph (c) or at such other place as is selected by such designated stockholder. Any holder of the 9% Preferred Stock who would be entitled to vote at such meeting shall have access to the stock books of the corporation for the purpose of causing a meeting of stockholders to be called pursuant to the provisions of this subsection (1). Notwithstanding the provisions of this subsection (1), no such special meeting shall be called during a period within ninety (90) days immediately preceding the date fixed for the next annual meeting of stockholders.

                                    (d)     At any meeting held for the purpose
of electing directors at which the holders of the 9% Preferred Stock shall have the right to elect two (2) directors as provided herein, the presence in person or by proxy of the holders of a majority of the then outstanding shares of 9% Preferred Stock having such right shall be required and shall be sufficient to constitute a quorum of such class for the election of directors by such class. At any such meeting or adjournment thereof (i) the absence of a quorum of the holders of the 9% Preferred Stock having such right shall not prevent the election of directors other than those to be elected by the holders of the 9% Preferred Stock, and the absence of a quorum or quorums of the holders of capital stock entitled to elect such other directors shall not prevent the election of directors to be elected by the holders of the 9% Preferred Stock entitled to elect such directors and (ii) except as otherwise required by law, in the absence of a quorum of the holders of any class of stock entitled to vote for the election of directors, a majority of the holders of a class present in person or by proxy of such class shall have the power to adjourn the meeting for the election of directors that the holders of such class are entitled to elect, from time to time, without notice other than announcement at the meeting, until a quorum is present.

                                    (e)    Any vacancy in the Board of Directors
in respect of a director elected by holders of 9% Preferred Stock pursuant to the voting right created under this subsection (1) shall be filled by vote of the remaining director so elected, or if there be no such remaining director, by the holders of 9% Preferred Stock entitled to elect such director or directors at a special meeting called in accordance with the procedures set forth in paragraph (c), or, if no such special meeting is called, at the next annual meeting of stockholders.

                                    (f)     So long as any shares of this Series
remain outstanding, the corporation shall not, either directly or indirectly, without the affirmative vote at a meeting or the written consent with or without a meeting of the holders of at least a majority in number of shares of this Series then outstanding, (i) amend, alter or repeal any of the provisions of this Amended and Restated Certificate of Incorporation relating to this Series, or authorize any reclassification of the shares of this Series, so as in any such case to affect adversely the preferences, special rights or privileges or voting power of the shares of this Series, or (ii) authorize or create any class of stock ranking prior to the shares of this Series as to dividends or distribution of assets on liquidation, or create, or issue or increase the authorized number of shares of any series of the corporation's authorized preferred stock ranking prior to the shares of this Series as to dividends or distributions on liquidation.

                                    (g)     In exercising the voting rights set
forth in this subsection (1), each share of 9% Preferred Stock entitled to such voting right shall have equal voting power, notwithstanding any greater or lesser general voting powers of one or more series of preferred stock.

                           (2)      No consent of holders of shares of this
Series shall be required for (a) the creation of any indebtedness of any kind of the corporation, (b) the authorization or issuance of any class of stock of the corporation junior to or on a parity to the shares of this Series as to dividends and upon liquidation, dissolution or winding up of the corporation or
(c) subject to paragraph (f), the issuance of any shares of preferred stock.

(F)      Liquidation Rights

                           (1)      Upon the dissolution, liquidation or winding
up of the corporation, whether voluntary or involuntary, the holders of the shares of this Series shall be entitled to receive out of the assets of the corporation available for distribution to stockholders, before any payment or distribution shall be made on the Common Stock, Class B Stock or on any class of stock ranking junior to this Series upon liquidation, a liquidating distribution in the amount of $25.00 per share, plus all accumulated and unpaid dividends to the date of final liquidation.

                           (2)      Neither the sale, lease or exchange (for
cash, shares of stock, securities or other consideration) of all or substantially all the property and assets of the corporation nor the merger or consolidation of the corporation into or with any other corporation or the merger or consolidation of any other corporation into or with the corporation, shall be deemed to be a dissolution, liquidation or winding up, voluntary or involuntary, for the purposes of this Section (F).

                           (3)      After the payment to the holders of the
shares of this Series of the full preferential amounts provided for in this Section (F), the holders of this Series as such shall have no right or claim to any of the remaining assets of the corporation.

                           (4)      In the event the assets of the corporation
available for distribution upon any dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, shall be insufficient to pay the full preferential amounts to which such holders are entitled pursuant to subsection (1), no such distribution shall be made on account of any shares of any other class or series of preferred stock ranking on a parity with the shares of this Series upon such dissolution, liquidation or winding up unless proportionate distributive amounts shall be paid on account of the shares of this Series, ratably, in proportion to the full distributable amounts for which holders of all such parity shares are respectively entitled upon such dissolution, liquidation or winding up.

(G)      Priority

                           (1)      For purposes of this resolution, any stock
of any class or series of the corporation shall be deemed to rank:

                                            (i)      Prior to the shares of this
Series, either as to dividends or upon liquidation, if the holders of such class or classes shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of this Series;

                                            (ii)     On a parity with shares of
this Series, either as to dividends or upon liquidation, whether or not the dividend rates, Dividend Payment Dates, or redemption or liquidation prices per share or sinking fund provisions, if any, are different from those of this Series, if the holders of such stock are entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, in proportion to their respective dividend rates or liquidation prices, without preference or priority, one over the other, as between the holders of such stock and the holders of shares of this Series; and

                                            (iii)    Junior to shares of this
Series, either as to dividends or upon liquidation, if such class or series shall be Common Stock or if the holders of shares of this Series shall be entitled to the receipt of dividends or of amounts distributable upon dissolution, liquidation or winding up of the corporation, whether voluntary or involuntary, as the case may be, in preference or priority to the holders of shares of such class or series.

(H)      Change In Control

                           (1)      Each holder of a share of this Series shall
have the right, as provided below, upon a Change in Control (as defined herein), subject to certain conditions and restrictions, to require the corporation to repurchase all or any part of their shares of this Series at a purchase price of $25.00 per share, plus accrued and unpaid dividends, if any, to the Repurchase Date (as defined herein). The corporation may satisfy such repurchase obligation by delivery of shares of its Common Stock valued at the Market Price (as defined in paragraph (d) of Subsection (6) of Section (D)) in exchange for certificates evidencing the shares of this Series.

                           (2)      The term "Change in Control" as used in this
Section (H) means the occurrence of any of the following events after the effective date of this Amended and Restated Certificate of Incorporation: (i) any person (including any entity or group deemed to be a "person" under Section 13(d)(3) or Section 14(d)(2) of the Exchange Act) becomes the direct or indirect beneficial owner (as determined in accordance with Rule 13d-3 under the Exchange
Act) of shares of the corporation's capital stock representing greater than fifty percent (50%) of the total voting power of all shares of capital stock of the corporation entitled to vote in the election of Directors under ordinary circumstances or to elect a majority of the Board of Directors of the corporation, (ii) the corporation sells, transfers or otherwise disposes of all or substantially all of the assets of the corporation, (iii) when, during any period of twelve  (12)  consecutive  months  after  the  effective  date of this
Amended and Restated Certificate of Incorporation, individuals who at the beginning of any such 12-month period constituted the Board of Directors of the corporation (together with any new directors whose election by such Board or whose nomination for election by the stockholders of the corporation was approved by a vote of a majority of the directors still in office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the corporation then in office (excluding from such calculation any election of directors by holders of 9% Preferred Stock, Ableco and the Indenture Trustee), or (iv) the date of the consummation of the merger or consolidation of the corporation with another corporation where the stockholders of the Corporation immediately prior to the merger of consolidation would not beneficially own immediately after the merger or consolidation shares entitling such stockholders to fifty (50%) or more of all votes (without consideration of the rights of any class of stock to elect directors by a separate class vote) to which all stockholders of the corporation issuing cash or securities in the merger or consolidation would be entitled in the election of directors, or where members of the Board of Directors of the corporation immediately prior to the merger or consolidation would not immediately after the merger or consolidation constitute a majority of the board of directors of the corporation issuing cash or securities in the merger or consolidation.

                           (3)      Each holder of shares of the Series shall
have the right effective for thirty (30) days following the date of mailing of a notice disclosing such Change in Control (the "Repurchase Right Notice") to require the Company to repurchase all or any part of such holder's shares of this Series, on the date (the "Repurchase Date") that is no later than forty-five (45) days after the date of the Repurchase Right Notice, at a repurchase price equal to $25.00 per share, plus accrued and unpaid dividends to the Repurchase Date with respect to such shares.

         On or before the 30th day following any Change in Control, the corporation, or at the request of the corporation, the Transfer Agent, shall mail the Repurchase Right Notice to each holder of record of the shares of this Series stating (i) that a Change in Control has occurred and that such holder has the right to require the Company to repurchase such holder's shares of this Series; (ii) the Repurchase Date, (iii) the date by which the right to cause repurchase must be exercised, (iv) the price at which such repurchase is to be made, if the right to cause repurchase is exercised and (v) a description of the procedure that such holder must follow to exercise a right to cause repurchase and whether or not the corporation presently intends to deliver shares of its Common Stock in payment therefor. No failure of the corporation to give the foregoing notice shall limit any such holder's right to exercise a repurchase right.

         To exercise the repurchase right, on or before the 30th day after the mailing of the Repurchase Right Notice, holders of shares of this Series must deliver written notice to the corporation (or an agent designated by the corporation for such purposes) of the holder's exercise of such right, together with the certificate for such shares with respect to which the right is being exercised, duly endorsed for transfer. Such written notice shall be irrevocable except with respect to conversions permitted prior to the Repurchase Date.

         If the Repurchase Date is between a regular record date for the payment of dividends and the next succeeding Dividend Payment Date, any shares to be repurchased must be accompanied by payment of an amount equal to the dividends, payable on such succeeding Dividend Payment Date on the amount to be repurchased, and dividends will be paid on such next succeeding Dividend Payment Date to the registered holder of such stock on the immediately preceding record date. Shares of this Series repurchased on a Dividend Payment Date need not be accompanied by any payment, and the dividends on shares being repurchased will be paid on such Dividend Payment Date to the registered holder of such Shares on the corresponding record date.

         The corporation shall have ten (10) days from receipt of such exercise to notify the holder whether the Company will redeem the shares and/or deliver shares of Common Stock in satisfaction of its obligations hereunder.

         II. The preference, dividend, voting, conversion and other rights of the 5% Preferred Stock shall be as set forth in the Certificate of the Powers, Designation, Preferences, Rights and Limitations of 5% Cumulative Convertible Preferred Stock of General DataComm Industries, Inc. filed with the Secretary of State of the State of Delaware on July 31, 2000.

Seventh: Provisions for the management of the business and for the conduct of the affairs of this corporation and provisions creating, defining, limiting and regulating the powers of this corporation, the directors and the stockholders are as follows:

(A) Subject to the provisions of Sections (B) and (C) of this Article SEVENTH, until such time as all obligations under the Ableco Loan Agreement and
Debentures (each as hereinafter defined) are paid in full, the board of directors of the corporation shall consist of not less than three (3) nor more than thirteen (13) members as may be fixed from time to time by the Board of Directors then serving; provided, however, that the number of directors may be increased or reduced to the extent necessary to allow for the election or removal of the Ableco Directors and Trustee Director(s) in Sections (B) and (C) of this Article SEVENTH. To the extent the provisions of Sections (B) and (C) of this Article SEVENTH would require the election of more than thirteen (13) directors, then that number of directors elected by the holders of the Common Stock and Class B Stock as are necessary to allow for the number of directors required to be elected in accordance with Sections (B) and (C) of this Article SEVENTH shall be deemed to be removed as directors by the holders of the Common Stock and Class B Stock.

(B) Until such time as all obligations of the corporation under that certain Loan and Security Agreement by and among the corporation and each subsidiary of the corporation, as borrowers, the financial institutions named therein, as the lenders, and Ableco Finance, LLC, as agent, dated effective as of August 20,2002 (the "Ableco Loan Agreement"), are paid in full and such agreement is terminated, Ableco Finance, LLC, a Delaware limited liability ("Ableco"), acting as agent under the Ableco Loan Agreement, shall have the right to elect three
(3) directors of the corporation (the "Ableco Directors") at any meeting of the stockholders or by written consent; provided, however, that the total number of Ableco Directors shall not exceed three (3). Ableco, acting as agent under the Ableco Loan Agreement, shall have the exclusive right to remove any Ableco Director. In the event of the death, resignation or removal of one or more of the Ableco Directors, Ableco, acting as agent under the Ableco Loan Agreement, shall have the exclusive right to appoint a successor to fill the vacancy created by such death, resignation or removal of an Ableco Director. Ableco's right to elect the Ableco Directors shall cease immediately upon the payment in full of all obligations under the Ableco Loan Agreement and, at such time, the Ableco Directors shall be deemed to have been removed as directors of the corporation by Ableco; provided, however, such right shall be subject to restoration in the event that any such payment of the obligations under the Ableco Loan Agreement is avoided or must otherwise be disgorged or repaid, whether pursuant to the bankruptcy or insolvency of the corporation or otherwise. The provisions of Section (A) and this Section (B) shall not be altered, amended or rescinded until such time as all obligations under the Ableco Loan Agreement are paid in full. During such time as Ableco has the right to elect directors, pursuant to Section 221 of the Delaware General Corporation Law, 8 Del. C. ss. 221, Ableco shall have the rights of a stockholder entitled to designate or appoint directors with respect to the Ableco Directors.

(C) Until such time as all obligations to the holders of the corporation's 10% Adjustable Senior Subordinated Debentures due 2008 (the "Debentures") are paid in full to the holders of the Debentures, HSBC Bank USA, a New York banking corporation ("Indenture Trustee"), in its capacity as trustee for and on behalf of the holders of the Debentures under that certain Indenture Agreement dated September 15, 2003 executed by and between the corporation and the Indenture Trustee in connection with the issuance of the Debentures (the "Indenture"), shall have the right to elect one (1) director of the corporation (the "Trustee Director") at each annual meeting of the stockholders of the corporation to elect Third Class directors of the corporation. The Indenture Trustee, acting as trustee for and on behalf of the holders of the Debentures under the Indenture, shall have the exclusive right to remove the Trustee Director. In the event of the death, resignation or removal of the Trustee Director, the Indenture Trustee, acting as trustee for and on behalf of the holders of the Debentures under the Indenture, shall have the exclusive right to appoint a successor to fill the vacancy created by such death, resignation or removal of a Trustee Director. Notwithstanding any provisions of this Amended and Restated
Certificate of Incorporation to the contrary, (i) in the event that all obligations under the Ableco Loan Agreement have not been paid in full by December 31, 2007, and until such time as all such obligations under the Ableco Loan Agreement are paid in full, the Indenture Trustee, acting as trustee for and on behalf of the holders of the Debentures under the Indenture, shall have the right to elect three (3) directors of the corporation and, thereafter, any reference to "Trustee Director" in this Amended and Restated Certificate of Incorporation shall be deemed to refer to the three (3) directors so elected by the Indenture Trustee; or (ii) in the event that, after payment in full of all obligations under the Ableco Loan Agreement, the corporation shall default upon any payment due under the Debentures, which continues beyond any period of grace, the Indenture Trustee, acting as trustee for and on behalf of the holders of the Debentures under the Indenture, shall have the right to elect a majority of the directors of the corporation and, thereafter, any reference to "Trustee Director" in this Amended and Restated Certificate of Incorporation shall be deemed to refer to the number of directors so elected by the Indenture Trustee. The Indenture Trustee's right to elect the two (2) additional directors (three
(3) directors in total) shall cease immediately upon the payment in full of all obligations under the Ableco Loan Agreement and the Indenture Trustee's right to elect a single Trustee Director or such number of Trustee Directors sufficient to constitute a majority of the directors of the corporation shall cease immediately upon the payment in full of all obligations under the Debentures or the cure of any such default, as the case may be; provided, however, in each instance such right shall be subject to restoration in the event that any such payment of the Debentures is avoided or must otherwise be disgorged or repaid, whether pursuant to the bankruptcy or insolvency of the corporation or otherwise. Upon the termination of the Indenture Trustee's ability to elect any one or more Trustee Directors, the Trustee Director(s) then serving as directors shall be deemed to have been removed as director(s) of the corporation by the Indenture Trustee. The provisions of Section (A) and this Section (C) shall not be altered, amended or rescinded until such time as all obligations under the Debentures are paid in full. During such time as the Indenture Trustee, for and on behalf of the holders of the Debentures, has the right to elect directors, pursuant to Section 221 of the Delaware General Corporation Law, 8 Del. C. ss. 221, the Indenture Trustee, for and on behalf of the holders of the Debentures,
(i) shall have the rights of a stockholder entitled to designate or appoint directors with respect to the number of Trustee Directors that such Indenture Trustee is then entitled to elect; and (ii) if at any time that there are thirteen directors serving and the Indenture Trustee becomes entitled to appoint an additional director or directors, then with respect to such additional director or directors the director or directors whose seats the Indenture Trustee is authorized to fill shall be deemed to have resigned or been removed for cause and the stockholders shall be divested of the right to fill the resulting vacancy for such time as the Indenture Trustee's right to appoint such director or directors. For this purpose, the directors deemed to have resigned or been removed shall be determined with reference to the length of service as a director among those directors subject to such deemed resignation or removal such that those directors with the shortest service as a director will be deemed to have resigned or been removed; provided, however, that if a determination must be made as between or among directors with the same length of service as a director, then the determination with respect to which director or directors with equal terms of service as a director shall be deemed to have resigned or been removed shall be made by those directors elected by stockholders who are not then subject to deemed resignation or removal.

(D) Subject to the rights to elect directors of Ableco and the Indenture Trustee set forth in Sections (B) and (C), the board of directors of the corporation shall be elected by the holders of the Common Stock and Class B Stock in accordance with the voting rights afforded to the Common Stock and Class B Stock pursuant to Section (B) of Article FIFTH of this Amended and Restated Certificate of Incorporation.

(E) Directors shall be divided into three (3) classes, each class to be determined by the directors prior to the election of a particular class, except as otherwise provided in this Section (E). Subject to the provisions of Sections
(B) and (C), in the event that at any time or from time to time the number of directors is increased, the newly created directorships resulting therefrom shall be filled by a vote of the majority of the directors in office immediately prior to such increase, and directors so elected shall serve until the term of the class to which they are assigned expires. Subject to the provisions of Sections (B) and (C), vacancies in any class of directors shall be filled by the vote of the remaining directors, and directors so elected shall serve until the term of such class expires. Upon the date of filing of this Amended and Restated Certificate of Incorporation, First Class directors shall be deemed to be elected to a term of one (1) year, Second Class directors shall be deemed to be elected to a term of two (2) years, and Third Class directors shall be deemed to be elected to a term of three (3) years, and at each subsequent annual meeting, the successors to directors whose terms shall expire that year shall be elected to a term of three (3) years. For this purpose, the director designated as the initial Trustee Director shall be a Third Class director and any additional Trustee Directors shall be Third Class directors.

(F) The board of directors shall have the power to make, adopt, alter, amend and repeal the bylaws of this corporation without the assent or vote of the stockholders, including, without limitation, the power to fix, from time to time, the number of directors that shall constitute the whole board of directors of this corporation subject to the right of the stockholders to alter, amend and repeal the bylaws made by the board of directors.

(G) Election of directors of this corporation need not be by written ballot unless the bylaws so provide.

(H) The directors, in their discretion, may submit any contract or act approved by the directors for approval or ratification at any annual meeting of the stockholders or at any meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or be ratified by the vote of the holders of a majority of the stock of this corporation that is represented in person or by proxy at such meeting and entitled to vote thereat (provided that a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon this corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of this corporation, whether or not the contract or act would otherwise be open to legal attack because of directors' interest, or for any other reason.

(I) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the board of directors of this corporation is hereby expressly empowered to exercise all such powers and to do all such acts and things as may be exercised or done by this corporation; subject, nevertheless, to the provisions of the statutes of the State of Delaware and of this Amended and Restated Certificate of Incorporation, as each may be amended, altered or changed from time to time, and to any bylaws from time to time made by the directors or stockholders; provided, however, that no bylaw so made shall invalidate any prior act of the board of directors that would have been valid if such bylaw had not been made.

(J) Whenever this corporation shall be authorized to issue more than one class of stock, the holders of the stock of any class that is not otherwise entitled to voting power shall not be entitled to vote upon the increase or decrease in the number of authorized shares of such class. Whenever the corporation shall be authorized to issue only one class of stock, each outstanding share shall entitle the holder thereof to notice of, and the right to vote at, any meeting of stockholders. Whenever the corporation shall be authorized to issue more than one class of stock, no outstanding share of any class of stock that is denied voting power under the provisions of this Amended and Restated Certificate of Incorporation shall entitle the holder thereof to notice of, and the right to vote, at any meeting of stockholders except as the provisions of paragraph
(d)(2) of section 242 of the Delaware General Corporation Law and of sections 251, 252, and 253 of the Delaware General Corporation Law shall otherwise require; provided, that no share of any such class that is otherwise denied voting power shall entitle the holder thereof to vote upon the increase or decrease in the number of authorized shares of said class.

(K) In addition to any other vote that may be required by statute or this Amended and Restated Certificate of Incorporation, except for the election of Ableco Directors or Trustee Director(s) that may be achieved by written consent and as otherwise provided with respect to any series of Preferred Stock, any action required or permitted to be taken by the holders of issued and outstanding stock of the corporation may be effected solely at an annual or special meeting of stockholders duly called and held in accordance with law and this Amended and Restated Certificate of Incorporation.

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(L) In  addition  to any other  vote that may be  required  by  statute  or this
Amended and Restated Certificate of Incorporation, the affirmative vote of two-thirds (2/3) of the outstanding stock entitled to vote in elections of directors (considered for this purpose as one class) shall be required for any merger or consolidation to which the corporation is a party or any sale or other disposition by the corporation of all or substantially all of its assets.

(M) Subject to the rights of holders of a class or series of preferred stock to elect directors or to remove directors so elected and the rights of Ableco and the Indenture Trustee under Sections (B), (C) and (E) of this Article SEVENTH, a duly elected director of the corporation may be removed from such position, with or without cause, only by the affirmative vote of the holders of at least eighty percent (80%) in voting power of the outstanding capital stock of the corporation entitled to vote in the election of directors, voting as a single class, and provided that (i) the stockholders so voting have the power and authority to remove such director or directors and (ii) no other person has the right hereunder to elect the director or directors to be so removed. A special meeting of stockholders may be called by holders of shares outstanding entitled to exercise a majority of the voting power of the corporation in the election of directors, solely for the purpose of removing a director or directors. A meeting called by stockholders for the removal of a director or directors shall be called upon the request in writing to the Chairman, President or Secretary, sent by registered mail or delivered to the officer in person, by a holder or holders of shares outstanding entitled to exercise a majority of the voting power of the corporation in the election of directors. Such officer forthwith shall cause notice to be given to the stockholders entitled to vote that a meeting will be held at a time, fixed by such officer, not less than thirty (30) and not more than sixty (60) days after the receipt of the request. If the notice is not given with twenty (20) days after the date of delivery, or the date of the mailing, of the request, the person or persons calling the meeting may fix the time of meeting and give the notice in the manner provided herein. The foregoing provisions shall not be construed as limiting, fixing or affecting the time or date when a special meeting of the stockholders called by action of the Chairman, the President or the Board of Directors may be held.

Eighth: No contract or transaction between the corporation and one or more of its directors or officers, or between the corporation and any other corporation, partnership, limited liability company, association, or other organization in which one or more of its directors or officers are directors or officers, or have a financial interest, shall be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of the Board of Directors or a committee thereof that authorizes the contract or transaction, or solely because his or their votes are counted for such purposes, if:

(A) the material facts as to such director's or officer's interest as to the contract or the transaction are disclosed or are known to the Board of Directors or the committee, and the Board of Directors or committee in good faith authorizes the contract or transaction by a vote sufficient for such purpose without counting the vote of the interested director or directors; or

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


(B) The material facts as to such director's or officer's interest as to the contract or transaction are disclosed or are known to the stockholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of the stockholders; or

(C) The contract or transaction is fair as to the corporation as of the time it is authorized, approved or ratified, by the Board of Directors, a committee thereof, or the stockholders.

(D) Common or interested directors may be counted in determining the presence of a quorum at a meeting of the Board of Directors or of a committee that authorizes the contract or transaction.

Ninth: To the fullest extent permitted by the Delaware General Corporation Law, including, without limitation, as provided in ss. 102(b)(7) of the Delaware General Corporation Law, as the same exists or may hereafter be amended, a director of this corporation shall not be personally liable to this corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the Delaware General Corporation Law is amended after approval by the stockholders of this provision to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of this corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law, as so amended. Any repeal or modification of this Article NINTH by the stockholders of this corporation shall not adversely affect any right or protection of a director of this corporation existing at the time of such repeal or modification or with respect to events occurring prior to such time.

Tenth:   The right of any person to be indemnified by the corporation shall be as follows:

(A) Each person who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding") by reason of the fact that he or she is or was a director or officer of the corporation or is or was serving at the request of the corporation as a director, manager, officer, employee or agent of another corporation or of a partnership, limited liability company, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as such director or officer or, additionally in the case of another corporation, as an employee or agent or in any other capacity while serving as such director, officer, employee or agent, shall be indemnified and held harmless by the corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the corporation to provide broader indemnification rights than said law permitted the corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, other expenses and losses, amounts paid or to be paid in settlement, and excise taxes or penalties arising under the Employee Retirement

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

Income Security Act of 1974) reasonably incurred or suffered by such person in connection therewith, and such indemnification shall continue as to a person who has ceased to be a director, manager, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in Section (B) hereof, the corporation shall indemnify any such person seeking indemnification in connection with a proceeding (or part thereof) initiated by such person only if such proceeding (or part thereof) was authorized by the board of directors of the corporation. The right to indemnification conferred in this Article TENTH shall be a contract right and shall include the right to be paid by the corporation the expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition; provided, however, that the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer including, without limitation, service to an employee benefit plan) in advance of the final disposition of a proceeding, shall be made only upon delivery to the corporation of an undertaking, which undertaking shall itself be sufficient without the need for further evaluation of any credit aspects of the undertaking or with respect to such advancement, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined by a final, non-appealable order of a court of competent jurisdiction that such director or officer is not entitled to be indemnified under this Article TENTH or otherwise.

(B) If a claim under Section (A) of this Article TENTH is not paid in full by the corporation within sixty (60) days after a written claim, together with reasonable evidence as to the amount of such expenses, has been received by the corporation, except in the case of a claim for advancement of expenses (including attorneys' fees), in which case the applicable period shall be twenty
(20) days, the claimant may at any time thereafter bring suit against the corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall also be entitled to be paid the expense, including attorneys' fees, of prosecuting such claim. It shall be a defense to any such action, other than an action brought to enforce a claim for expenses (including attorneys' fees) incurred in defending any proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the corporation, that the claimant has not met the standards of conduct that make it permissible under the Delaware General Corporation Law for the corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the corporation. Neither the failure of the corporation (including its board of directors or a committee thereof, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the corporation (including its board of directors or a committee thereof, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the

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

corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Article TENTH or otherwise shall be on the corporation.

(C) The right to indemnification and the payment of expenses incurred in defending a proceeding in advance of its final disposition conferred in this Article TENTH shall not be exclusive of any other right that any person may have or hereafter acquire under any statute, provision of the certificate of incorporation, bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

(D) The corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the corporation or another corporation, partnership, limited liability company, joint venture, trust or other enterprise against any such expense, liability or loss, whether or not the corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

(E) In the case of a claim for indemnification or advancement of expenses against the corporation under this Article TENTH arising out of acts, events or circumstances for which the claimant, who was at the relevant time serving as a director, officer, employee or agent of any other entity at the request of the corporation, may be entitled to indemnification or advancement of expenses pursuant to such other entity's certificate of incorporation or bylaws or a contractual agreement between the claimant and such entity, the claimant seeking indemnification hereunder shall first seek indemnification and advancement of expenses pursuant to any such certificate of incorporation, bylaw or agreement. To the extent that amounts to be indemnified or advanced to a claimant hereunder are paid or advanced by such other entity, the claimant's right to indemnification and advancement of expenses hereunder shall be reduced.

Eleventh: Subject to the limitations set forth in this Amended and Restated Certificate of Incorporation, this corporation reserves the right to restate this Amended and Restated Certificate of Incorporation and to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on the stockholders, directors and officers are subject to this reserved power.


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         IN  WITNESS   WHEREOF,   this  Amended  and  Restated   Certificate  of
Incorporation has been signed by an authorized officer of this corporation on this 15th day of September 2003.


                                            GENERAL DATACOMM INDUSTRIES, INC.


                                            By: /S/ HOWARD S. MODLIN
                                                Name: Howard S. Modlin
                                                Title: Chairman




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